Exhibit 99.1

Press Releases

SG Blocks Signs First Licensing Agreement Converting its Residential Construction Vertical to a Royalty Model Reducing Execution Risk and Corporate Overhead Costs

October 04, 2019

NEW YORK—(BUSINESS WIRE)— SG Blocks, Inc. (NASDAQ: SGBX) (“SG Blocks” or the “Company”) — a leading designer, innovator and fabricator of container-based structures — today announced that it has entered into its first Licensing transaction, with a Licensee that has injected over $100 million into underserved communities.

The Company intends to enter into additional similar licensing transactions for its other construction opportunity verticals – such as education and hospitality - reducing the project execution risk and corporate overhead costs associated with executing construction projects, and allowing the Company to focus on sales and marketing and on qualified lead generation for its licensees.

The first Licensing transaction provides for the Licensee to pay SG Blocks up to 5% of the total gross revenues generated from the construction, development and manufacture of residential housing using the SG Blocks method or SG Blocks referrals of any kind. It is limited geographically to the United States and U.S. territories.

As part of this transaction:

●	The Licensee will operate under the name SG Residential, thereby continuing to promote and represent the SG Blocks name and continuing to build the SG Blocks brand in the marketplace.

●	SG Residential (“SGR”) will pay SG Blocks a 5% royalty on the first $20 million in annual topline revenues generated using the SGBX residential pipeline, referrals and/or technology, regardless of how it is generated. The Royalty fee decreases to 4.5% on the next $30 million and increases back to 5% on revenues generated in excess of $50 million from those sources.

●	SGR has agreed to a rate card wherein it will reimburse SGBX for staff time allocated to the residential business. These reimbursements will be an offset to our SG&A. The Licensee will also assume responsibility for SGBX’s remaining and future residential pipeline and will accordingly reimburse SG Blocks for any third-party expenses incurred by SGBX in developing those projects as they come online.

●	The agreement allows SGBX to pivot to a much lower cost structure as it relates to overhead. Cash SG&A will be reduced 50% to just $2 million annually.

●	SG Blocks retains its right to construction projects in non-residential verticals. These include a wide variety of areas including food service, military, non-military government, retail, commercial, industrial and disaster relief related construction. Additionally, we continue to be approached by developers, contractors and consumers with new potential applications.

●	SG Blocks retains the right to License its residential platform internationally and may separately do so by country or region. For example, the Company is free to enter into a similar arrangement in Canada.

Paul Galvin, Chairman and CEO of SG Blocks commented, “Today’s agreement is transformational for SG Blocks and its shareholders. This deal significantly reduces project-level financing risk as well as execution risk. As importantly, our fixed expenses are reduced dramatically, and we expect with the execution of additional License Agreements to reduce them even further. Given the real estate experience and financial strength of our Licensee, the Licensing model increases the likelihood of success of these projects and ultimately reduces not only the amount of expense but also the capital required by the Company.”

Said Galvin, “This licensing model allows SG Blocks to focus its efforts on qualified lead generation, new product application. It is our ultimate goal to be a product driven, low-overhead, high margin, royalty-driven company.”

He continued, “Our focus is on working with well positioned, financially stable and socially responsible operators. Our current Licensee fits that profile, and we look forward to working with others to craft similar agreements. Given that the Licensee has injected over $100 million into disadvantaged and underserved communities, we are proud to be aligned with them.”

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and is then customized to client specifications. For more information, visit www.sgblocks.com. Due to confidentiality agreements, the Company is limited in the details about the Licensee that it can disclose now but anticipates communicating more details about the Licensee in the near future.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in SG Blocks’ filings with the Securities and Exchange Commission. Thus, actual results could be materially different. SG Blocks expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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